EXHIBIT 10.3

Movano Inc.

Director Compensation Policy

Members of the Board of Directors (the “Board”) of Movano Inc. (the “Company”) who are not employees of the Company or any subsidiary of the Company (“non-employee directors”) shall receive compensation for their services on the Board in accordance with this Director Compensation Policy (this “Policy”).

Cash Compensation

Each non-employee director shall be paid an annual cash retainer of $50,000 prorated for partial periods and paid quarterly in arrears as soon as practicable following the end of each quarter for which payment under this Policy is owed.

In addition to the annual cash retainer described above, the chair of the Board, if he or she is a non-employee director, shall be paid an annual cash retainer of $25,000 and committee chairs shall be paid the annual committee fees set forth below, in each case prorated for partial periods and paid quarterly in arrears as soon as practicable following the end of each quarter for which payment under this Policy is owed.

Audit Committee Chair:	$20,000
Compensation Committee Chair:	$10,000

Equity Compensation

On the first trading day following December 31 of each year (the “Grant Date”), each non-employee director shall be awarded options to purchase 20,000 shares of Common Stock (“Options”) pursuant to the Company’s 2019 Amended and Restated Omnibus Incentive Plan (the “Plan”). In accordance with the Plan, the exercise price per share of such Options shall be the closing price of the Common Stock the Common Stock on the Grant Date; provided for the grant made for 2022 the exercise price shall not be less than $5.00. Such Options shall not become vested until the first anniversary of the Grant Date (the “Annual Award Vesting Date”). Upon Separation from Service due to the non-employee director’s death, or if there is a Change of Control, any such Options shall become fully vested as of the date of such death or Change of Control, as applicable. If a non-employee director ceases to remain a Service Provider for any reason other than death before the Annual Award Vesting Date or a Change of Control, then such Options shall be forfeited as of the date of such Separation from Service.

Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Plan. The Board, in its sole discretion and in recognition for meritorious service, may elect to vest up to 100% of a non-employee director’s unvested equity awards upon retirement.

Expense Reimbursement

The compensation described in this Policy is in addition to reimbursement of all out-of-pocket expenses incurred by directors in attending meetings of the Board.

Employee Directors

An employee of the Company who serves as a director receives no additional compensation for such service.

Adopted November 20, 2021